Exhibit 10.32

January 16, 2015

Emilio Braghi
VP Sales & Operations
Novelis Asia

Dear Emilio

Your contributions to Novelis are very important. In recognition of this, the Company has put in place an Retention incentive. This will provide you with a cash incentive in addition to your other compensation such as your base salary, annual bonus opportunity and long-term incentive opportunity.

You will receive three payments in the total amount of €259,045.00 (subject to tax withholding)
First Payment in March 2015 - €86,349
Second Payment in March 2016 €86,348
Third Payment in March 2017 €86,348

Because this opportunity is designed as a retention incentive, in the event that you voluntarily terminate your employment prior to March 31, 2018, or are terminated for cause, you will be required to repay any payments made under the Retention incentive in the previous 12 months, less applicable taxes, and you will not be entitled to any other payments thereafter. If you are terminated involuntarily without cause, any unpaid cash installments will be immediately cancelled but you will not be required to repay any cash payments you have received.

Your acceptance of any payments under this award shall constitute your acceptance of the terms and conditions set forth above.

I am very pleased that we are able to offer you this opportunity and I look forward to you continuing to be a key member of the team as we focus on building an even more successful Novelis.

Sincerely,
Phil Martens
President and Chief Executive Officer